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EXHIBIT 11.1

                                 FORTE SOFTWARE, INC.
                            COMPUTATION OF LOSS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                  Three Months Ended        Six Months Ended
                                                                    September 30,             September 30,
                                                                 1996         1997         1996          1997
Actual weighted average shares outstanding for the period:

Common Stock                                                    18,338        19,296       18,331        19,200
Common Stock Equivalents                                         2,740           -          2,776           -

Total common stock weighted average shares outstanding          21,078        19,296       21,107        19,200

Net income (loss)                                               $1,445       $(2,983)      $1,738       $(5,229)
                                                                ------       --------      ------       --------
Net income (loss) per share                                      $0.07        $(0.15)       $0.08        $(0.27)
                                                                ------       --------      ------       --------
                                                                ------       --------      ------       --------
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